Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE SECURITIES

Barclays Bank PLC

1 Churchill Place

London E14 5HP

United Kingdom

BofA Securities, Inc.

1 Bryant Park

New York, New York 10036

Citigroup Global Markets Limited

Citigroup Centre

Canada Square, Canary Wharf

London E14 5LB

United Kingdom

Nomura International plc

1 Angel Lane

London EC4R 3AB

United Kingdom